Exhibit 10.2
PHARMACIA INDEMNITY AGREEMENT
     This INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of February 28, 2008 (the “Effective Date”) by and among Solutia Inc., a Delaware corporation (“Solutia”), and Pharmacia Corporation, a Delaware corporation (“Pharmacia”). Unless otherwise defined herein, or the context otherwise requires, capitalized terms used herein and defined in the Settlement Agreement, dated February 28, 2008, by and among Solutia, Monsanto Company, a Delaware corporation, and SFC LLC, a Delaware limited liability corporation (the “Settlement Agreement”) shall be used herein as therein defined. For purposes of this Agreement only, the term “Indemnitee” shall mean the Pharmacia Indemnified Parties.
RECITALS
     WHEREAS, in connection with the Settlement Agreement and in exchange for the Pharmacia Contribution and the Monsanto Contribution (as each is defined in the Plan), Solutia desires to indemnify the Pharmacia Indemnified Parties for certain Losses.
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Indemnification by Solutia. After the Effective Date, Solutia shall indemnify Pharmacia Indemnified Parties and save and hold each of them harmless against, and pay on behalf of or reimburse Pharmacia Indemnified Parties as and when incurred for any Loss which any Pharmacia Indemnified Party suffers, sustains or becomes subject to, as a result of or arising out of:
(a)	any Environmental Liability in connection with the Retained Sites;

(b)	any Environmental Liability in connection with the Shared Sites for which Solutia is liable pursuant to Section 3.04 of the Settlement Agreement;

(c)	Solutia Tort Claims;

(d)	failure of Solutia to pay any amounts required to be paid by Solutia (i) pursuant to the Anniston Settlement Agreement as specified in the Anniston Side Letter or (ii) to the education trust fund pursuant to Section VI of the Anniston Consent Decree, or failure of Solutia to honor any other obligation of Solutia under the Anniston Settlement Agreement;

(e)	the PENNDOT Case; provided, that in no event shall Solutia be required to indemnify Monsanto Indemnified Parties or Pharmacia Indemnified Parties in respect of any Losses suffered by Monsanto Indemnified Parties or Pharmacia Indemnified Parties described in this clause (e) to the extent the aggregate amount of all such Losses exceeds $20 million; and

(f)	the Chemicals Liabilities; provided, that in no event shall Solutia be required to indemnify Pharmacia Indemnified Parties in respect of any Losses suffered by

Pharmacia Indemnified Parties described in this clause (f) to the extent that (i) Monsanto agreed to indemnify Solutia Indemnified Parties for such Losses pursuant to Section 5.02 of the Settlement Agreement or (ii) such Losses relate to “claims” (as defined in section 101(5) of the Bankruptcy Code) that are not satisfied in full under the Plan arising in connection with or related to Pharmacia’s or Solutia’s non-qualified plans or arrangements at issue in Miller v. Pharmacia Corporation, Case No. 4:04CV981.
If and to the extent any provision of this Section 1 is unenforceable for any reason, Solutia hereby agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 1 that is permissible under applicable laws.
2.	Manner of Payment. Any indemnification owing pursuant to this Agreement shall be effected by wire transfer of immediately available funds from Solutia to an account designated in writing by the Indemnitee within fifteen (15) days after the final determination of the amount thereof pursuant to this Agreement. The amount of any Losses for which indemnification is provided under this Agreement shall be computed net of any third-party insurance proceeds and recoveries in respect of third party indemnification obligations actually received by the Indemnitee in connection with such Losses. The Indemnitee shall use its commercially reasonable efforts to obtain recovery in respect of any Losses from any insurer or other third party indemnity which is available in respect of such Losses. If an Indemnitee receives such insurance proceeds or indemnification recoveries in connection with Losses for which it has received indemnification, such party shall refund to Solutia the amount of such insurance proceeds or recovery when received, up to the amount of indemnification received.

3.	Indemnification Claims. Any indemnification claim which is not a result of a third party claim shall be asserted by written notice given by the Indemnitee to Solutia. Solutia shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If Solutia does not respond within such 30-day period, it shall be deemed to have rejected such claim in whole. If Solutia does not respond within such 30-day period or rejects such claim in whole or in part, the Indemnitee shall be free to pursue such remedies as may be available to such party under Section 6.

4.	Third Party Claims.
(a)	If there occurs an event which an Indemnitee asserts is an indemnifiable event pursuant to this Agreement, the Indemnitee shall notify Solutia promptly in writing specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. If such event involves (i) any claim by a Person other than the Indemnitee or (ii) the commencement of any Proceeding by a Person other the Indemnitee (such claim or Proceeding hereinafter referred to as a “Third Party Claim”), the Indemnitee shall give Solutia prompt written notice of such Third Party Claim or the commencement of such Proceeding; provided that the failure to provide prompt notice as provided herein (whether with respect to a Third Party Claim or otherwise) will relieve Solutia of its obligations hereunder only to the extent that such failure prejudices Solutia hereunder. In case any such Third Party Claim shall be brought against any Indemnitee, it shall notify Solutia of the commencement thereof promptly in writing specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted.

(b)	Solutia shall be entitled to participate in the defense of any Third Party Claim and to assume the defense thereof, with counsel selected by Solutia; provided that Solutia notifies the Indemnitee in writing of its election to assume such defense within twenty (20) Business Days of receipt of notice from the Indemnitee of such Third Party Claim. After notice from Solutia to the Indemnitee of such election so to assume the defense thereof, Solutia shall not, except as provided in the next sentence, be liable to the Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such party or parties in connection with the defense thereof. Notwithstanding Solutia’s election to so assume the defense of any such Third Party Claim, the Indemnitee shall have the right to employ separate counsel (including local counsel) and participate in (but not control) such defense; provided that Solutia shall bear the reasonable fees and expenses of such separate counsel only if (x) the defendants in any such Proceeding include both the Indemnitee and Solutia and the Indemnitee has legal defenses available to it which are different from or additional to those available to Solutia; provided further that, in each case, with respect to each Indemnitee in such circumstance, Solutia shall not be required to bear the fees and expenses of more than one firm of attorneys plus one firm of local counsel in each jurisdiction where the primary counsel is not admitted to practice and where local counsel is necessary, or (y) counsel for Solutia shall authorize in writing the Indemnitee to employ separate counsel at the expense of Solutia.

(c)	Solutia and the Indemnitee agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation of settlement or settlement of any such Third Party Claim, including providing access to any relevant books and records, properties, employees, representatives and advisors (regardless of whether Solutia has assumed the defense thereof). If Solutia assumes the defense of a Third Party Claim, no settlement or compromise thereof may be effected (x) by Solutia without the written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) unless (1) there is no finding or admission of any violation of law or any violation of the rights of any Person by any Indemnitee and no adverse effect on any other third party claims that may be made against any Indemnitee and (2) it involves solely the payment of monetary damages and all relief provided is paid or satisfied in full by Solutia or (y) by the Indemnitee without the consent of Solutia, except to the extent it involves only equitable or other non-monetary relief not binding on any party other than the Indemnitee and ten (10) Business Days prior written notice is given to Solutia. If Solutia elects not to assume the defense of a Third Party Claim, the Indemnitee shall defend such Third Party Claim with counsel selected by the Indemnitee, and Solutia shall bear reasonable fees and expenses of such counsel. In no event shall Solutia be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

5.	Subrogation. In the event of payment by Solutia to an Indemnitee in connection with any Third Party Claim, Solutia shall be subrogated to and shall stand in the place of the Indemnitee as to any events or circumstances in respect of which the Indemnitee may have any right or claim relating to such claim against any claimant or plaintiff asserting such claim. The Indemnitee shall cooperate with Solutia in a reasonable manner, and at the cost and expense of Solutia, in prosecuting any subrogated right or claim, including permitting Solutia to bring suit against such third party in the name of the Indemnitee.

6.	Dispute Resolution.
(a)	Agreement to Arbitrate. Except as otherwise specifically provided in this Agreement, the procedures for discussion, negotiation and arbitration set forth in this Section 6 shall apply to all disputes, controversies or claims (whether in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement, the interpretation hereof and/or the rights, interests, duties, obligations and liabilities of Pharmacia, Solutia or any Indemnitee hereunder. Each party agrees that this Section 6 shall provide the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any action or proceeding in or before any Governmental Authority or court, except as expressly provided in Section 6(b) and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards.

(b)	Bankruptcy Court Jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, for so long as the Solutia Chapter 11 Case remains open, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to disputes arising in connection with the interpretation, implementation or enforcement of this Agreement as provided for in the Plan.

(c)	Procedures.
(i)	Any party hereto alleging that there exists a dispute or disagreement regarding the matters covered hereby shall notify in writing the other parties hereto of such alleged dispute or disagreement (the “Dispute Notice”). The parties shall attempt to resolve such alleged dispute or disagreement through good faith negotiations among the members of management of each party designated by each party promptly following the sending or the receipt, as applicable, of a Dispute Notice. If the parties hereto shall fail to resolve such alleged dispute or disagreement within sixty (60) days from the date of the Dispute Notice, then any party involved in such a dispute or disagreement shall have the right to deliver to the other parties involved in such dispute or disagreement an Escalation Notice requiring a meeting (which may be in person or telephonic) of the CEOs of each such party, who shall meet (either in person or telephonically) within twenty (20) days of the delivery of the Escalation Notice to such other parties to seek to resolve such dispute or disagreement. If such dispute or disagreement has not been resolved within twenty (20) days of the date of such meeting between the CEOs, then any party involved in such dispute or disagreement shall have the right to commence an arbitration in accordance with the provisions of this Section 6(c).

(ii)	The arbitration shall be held in St. Louis, MO or such other place as the parties to the arbitration proceeding shall otherwise agree in writing.

(iii)	The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the AAA in effect on the date of the commencement of the arbitration. Each Party shall nominate one arbitrator and the two arbitrators so appointed shall attempt to agree on the appointment of a third arbitrator. If they are unable to so agree within thirty (30) days after the second arbitrator is appointed, the third arbitrator shall be appointed by AAA.

(iv)	The decision of the panel of arbitrators shall be final, binding and incontestable and may be used as a basis for judgment thereon in any jurisdiction. Such decision shall include a determination as to which of the parties shall bear the costs of the arbitration proceeding.

(v)	The parties hereby expressly agree to waive the right to appeal from the decision of the arbitrators. Accordingly, there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrators, and the parties shall not dispute nor question the validity of such award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the party or parties in whose favor the award was rendered.

(vi)	Notwithstanding the foregoing, any party may at any time without regard to any notice periods required by the provisions hereof (whether before, during or after arbitration), and as often as is necessary or appropriate, seek provisional or interim relief (including, without limitation, to the extent available under applicable law, a temporary restraining order, preliminary injunction and/or pre-judgment attachment) in a court of law.

(vii)	The commencement and pendency of an arbitration under this Section 6(c) shall not relieve any of the parties of their respective obligations under this Agreement.

(viii)	The provisions of this Section 6 shall survive the termination of this Agreement.
7.	Miscellaneous.
(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

(b)	Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by facsimile (provided confirmation is delivered to the recipient the next day in the case of facsimile), by nationally recognized overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Solutia:	General Counsel Solutia Inc. 575 Maryville Centre St. Louis, MO 63141 Telephone: Facsimile: (314) 674-8703
with a copy (which shall not constitute notice) to:

Jonathan S. Henes/Thomas W. Christopher Kirkland & Ellis LLP 153 East 53rd Street New York, NY 10022 Telephone: 212-446-4800 Facsimile: 212-446-4900

If to Pharmacia:	General Counsel Pharmacia Corporation 1751 Lake Cook Road Arbor Lake Center Suite 300 Deerfield, IL 60015 Telephone: 847-945-5870 Facsimile:
with a copy (which shall not constitute notice) to:

John H. Bae Cadwalader, Wickersham & Taft LLP One World Financial Center New York, NY 10281 Telephone: 212-504-6000 Facsimile: 212-504-6666
          or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 7(b).

(c)	Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

(d)	Successors and Assigns; No Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but, neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, that in the event of a Sale of any party hereto, such party shall assign all of its rights, interests, duties, obligations and/or liabilities under this Agreement to the acquirer of or successor to such party in such Sale and shall cause such acquirer or successor to accept the assignment of the rights and interests, and to assume the duties, obligations and liabilities, under this Agreement.. Except for the provisions of this Agreement relating to Indemnitees, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of the parties hereto and is not intended to confer upon any other Persons any rights or remedies hereunder.

(e)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)	Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

(g)	Complete Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supercede all previous negotiations, commitments and writings with respect to such subject matter.

(h)	Subsidiary Guarantees. The indemnification obligations of Solutia pursuant to this Agreement shall be guaranteed by certain domestic subsidiaries of Solutia pursuant to the agreement set forth on Exhibit ___; provided, that, notwithstanding anything to the contrary in this Section 7(h), such guarantee shall in no event limit in any way whatsoever Solutia’s ability to (a) obtain any financing or refinancing (and such guarantee shall be subordinated on customary terms to, but not terminated by, any guarantee required in connection with any financing or refinancing) or (b) acquire or sell any assets or businesses of Solutia (including the stock of any direct or indirect subsidiary of Solutia), in each case in bona fide arm’s length third party transactions. Upon any sale by Solutia of the stock of a direct or indirect subsidiary that has executed such a guarantee in a bona fide arm’s length third party transaction, the guarantee provided by such subsidiary pursuant to this Section 7(h) shall automatically terminate and be of no further force or effect.
* * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on the day and year first above written.

SOLUTIA INC.
By:	/s/ Rosemary L. Klein
	Name:	Rosemary L. Klein
	Title:	Senior Vice President, General Counsel and Secretary

PHARMACIA CORPORATION
By:	/s/ Stephen D. O’Sullivan
	Name:	Stephen D. O’Sullivan
	Title:	General Counsel, Pharmacia Corp.